                                                            Exhibit 11



                      THE RIVAL COMPANY AND SUBSIDIARIES
                              Earnings Per Share
                     (in thousands except per share data)



                                             Three Months ended
                                                September 30
                                                ------------

                                                1998      1997
                                                ----      ----
Net earnings (loss)                           $(3,834)   $3,726
                                              =======    ======

Weighted average common and common
    equivalent shares outstanding               9,348     9,663
                                              =======    ======

Earnings per common and common
    equivalent shares                         $ (0.41)   $ 0.39
                                              =======    ======

Computation of weighted average
common and common equivalent
shares outstanding:
    Average common shares outstanding           9,348     9,449
    Average number of options outstanding         879       828
    Less treasury shares acquired with
        proceeds from exercise of options        (781)     (614)
                                              -------    ------

Weighted average common and common
    equivalent shares outstanding               9,446     9,663
                                              =======    ======




a) The common stock equivalents are anti-dilutive and, therefore, are excluded from the presentation in the Condensed Consolidated Statements of Operations for the quarter ended September 30, 1998.